Exhibit 3.2

Limited Liability Company Agreement

Elk Merger Sub II, L.L.C.

The undersigned member (the “Member”) of Elk Merger Sub II, L.L.C., a Delaware limited liability company (“Company”), hereby enters into this Limited Liability Company Agreement (the “Agreement”), effective as of November 22, 2024.

RECITALS

Pursuant to the filing of the Certificate of Formation (the “Certificate”) with the office of the Delaware Secretary of State, the Company was formed on November 22, 2024, as a limited liability company in accordance with the Delaware Limited Liability Company Act (the “Act”).

The Member desires to enter into this Agreement, pursuant to which the rights and obligations of the Member and certain other constituencies of the Company shall be set forth and agreed upon as of the date hereof.

AGREEMENT

1. Formation. The Company has been organized as a Delaware limited liability company by the filing of the Certificate in accordance with the Act.

2. Name. The name of the Company is Elk Merger Sub II, L.L.C.

3. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware is the registered office set forth in the Certificate; provided that the Member may designate another office (which need not be a place of business of the Company) in the manner provided by law. The registered agent of the Company in the State of Delaware is the initial registered agent named in the Certificate; provided that the Member may designate another Person as the registered agent from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.

4. Purposes. The purpose of the Company is to engage in any business or activity that is not prohibited by the Act.

5. Term. The existence of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall continue until the Company is dissolved pursuant to Section 15 of this Agreement.

6. Member. The name and the mailing address of the Member as of the date hereof are identified on Exhibit A attached hereto.

7. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

8. Distributions. Distributions shall be made at the time and in the aggregate amounts determined by the Member.

9. Capital Contributions. The Member is not required to make any Capital Contribution to the Company.

10. Management.

(a) The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, under the Act. The Member is authorized to bind the Company and to execute and deliver any instrument or document on behalf of the Company without any vote or consent of any other Person.

(b) The Member may designate one or more persons to be officers or authorized signatories of the Company. No authorized signatory or officer need be a resident of the State of Delaware or a member. Any authorized signatory or officer so designated shall have such authority and perform such duties as the Member may assign or delegate to them. The Member may assign titles to particular officers. Unless the Member otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Member. Each officer and authorized signatory will hold their office or position until a successor has been designated or such officer or authorized signatory dies, resigns or is removed by the Member. Any number of offices may be held by the same person. An officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any authorized signatory or officer may be removed as such by the Member for any reason. The following individuals are hereby appointed as authorized signatories of the Company:

Pierce H. Norton II	President and Chief Executive Officer
Walter S. Hulse III	Chief Financial Officer
Lyndon C. Taylor	Executive Vice President, Chief Legal Officer and Assistant Secretary

11. Exculpation. The Member shall not have any personal liability, in such Member’s capacity as a member or in any other capacity contemplated hereunder, including in respect of the management of the Company, or under the Act, to the Company, to the creditors of the Company or to any other Person for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. To the maximum extent permitted under the Act and any other applicable law, the Member, in its capacity as a member or in any other capacity contemplated hereunder, including in respect of the management of the Company, or under the Act, shall not owe any fiduciary or other duties to the Company, all such duties being hereby eliminated in all respects.

12. Indemnification.

(a) The Company hereby agrees to indemnify, reimburse and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) incurred or suffered by such Person by reason of the fact that such Person is or was a member of the Company, is or was serving as an authorized signatory or officer of the Company or is or was serving at the request of the Company as an authorized signatory or officer of another legal entity, joint venture or other enterprise; provided that, unless in connection with such officer’s appointment the Member specifies otherwise, no officer shall be indemnified for any damages, judgments, penalties, fines, settlements or expenses (i) to the extent attributable to such officer’s gross negligence, willful misconduct, bad faith or violation of law, (ii) for any breach of any fiduciary duty of such officer; (iii) for any breach of any representations and warranties or covenants or other obligations by such officer contained in any other agreement with the Company or any of its subsidiaries or (iv) in any action brought by such officer, such officer’s affiliates or the Person of whom such officer is the legal representative. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, on receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. The Company may, by action of the Member, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of members, authorized signatories or officers.

(b) Notwithstanding anything contained herein to the contrary, any indemnity or advancement or reimbursement of expenses by the Company shall be provided out of and to the extent of Company assets only and the Member shall have no personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(c) No officer shall be liable to the Member or the Company for mistakes of judgment, or for action or inaction, taken in good faith, or for losses due to such mistakes, action or inaction, or to the negligence, dishonesty, or bad faith of any employee, broker or other agent of the Company, provided that such employee, broker or agent was selected, engaged, or retained with reasonable care. Any officer entitled to relief hereunder may consult with legal counsel and accountants in respect of affairs of the Company and be fully protected and justified in any reasonable action or inaction that is taken in good faith in accordance with the advice or opinion of such counsel or accountants; provided that they shall have been selected with reasonable care.

(d) The right to indemnification and the advancement and payment of expenses conferred in this Section 12 shall not be exclusive of any other right which an Indemnified Person may have or hereafter acquire under any law (common or statutory), agreement, action of the Member or otherwise.

(e) The rights granted pursuant to this Section 12 shall be deemed contract rights, and no amendment, modification or repeal of this Section 12 shall have the effect of limiting or denying any such rights with respect to actions taken or omissions made or any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative, arising prior to any amendment, modification or repeal.

13. Observance of Formalities. Notwithstanding anything herein or in the Act to the contrary, the failure of the Company, the Member or any authorized signatory or officer to observe any formalities or procedural or other requirements relating to the exercise of its rights, duties, powers or management of the Company’s business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member.

14. Limited Liability Company Interests.

(a) The Member holds all of the limited liability company interests of the Company (the “Interests”), which shall be inclusive of economic, management and voting rights (including, without limitation, the rights to participate in the management of the business and business affairs of the Company, to replace, appoint, direct, and substitute any managers or officers of the Company, to share profits and losses, to receive, cause and declare distributions (liquidating or otherwise), and to receive allocations of income, gain, loss, deduction, credit or similar item) of the Member.

(b) The Interests of the Member are and at all times shall remain uncertificated (and any certificate purporting to evidence any Interests shall be null and void ab initio). The Member’s Interests in the Company are not and shall not at any time be “securities” or “investment property” covered by Article 8 of the Uniform Commercial Code of the State of Delaware (or the Uniform Commercial Code of any other applicable jurisdiction). No Member, manager or officer of the Company will amend this Agreement to provide that the Interests of the Member in the Company are “securities” or “investment property” governed by Article 8 of the Uniform Commercial Code or otherwise “opt in” to Article 8 of the Uniform Commercial Code.

15. Dissolution. The Company shall dissolve, and its affairs shall be wound up on the first to occur of the following: (a) the written consent of the Member; or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

16. Assignments. The Member may assign, pledge or transfer or otherwise grant a lien and security interest in whole or in part in respect of its Interests without any further consents, approvals or actions required by any Person under this Agreement or otherwise. Notwithstanding anything contained in this Agreement to the contrary, the Member shall be permitted to pledge, hypothecate or mortgage any or all of its Interests to any lender to the Company or any agent acting on such lender’s behalf, and any transfer of such Interests pursuant to any such lender’s (or agent’s) exercise of remedies in connection with any such pledge, hypothecation or mortgage shall be permitted with no further action or approval required under this Agreement or under the Act. No such lender or agent shall be liable for the obligations of the Member to make contributions to the Company. Notwithstanding anything contained herein to the contrary, the lender (or agent) shall have the right, as set forth in the applicable pledge, hypothecation or mortgage agreement, and without further approval of the Member, any manager, any officer or the Company and without becoming a Member, to exercise the membership voting rights of the Member granting such pledge, hypothecation or mortgage. Notwithstanding anything contained herein to the contrary, and without complying with any other requirements or procedures set forth in this Agreement, subject to the terms set forth in the applicable pledge, hypothecation or mortgage agreement, the lender (or agent) or transferee of such lender (or agent), as the case may be, shall have the right to become a Member under this Agreement and shall succeed to all of the economic, management and voting rights and powers (including, without limitation, the rights to participate in the management of the business and business affairs of the Company, to replace, appoint, direct, and substitute any of the managers or officers of the Company, to share profits and losses, to receive, cause and declare distributions (liquidating or otherwise), and to receive allocations of income, gain, loss, deduction, credit or similar item) of the Member transferor under this Agreement without further approval of the Member, any manager, any officer or the Company, and the Member transferor shall automatically cease to be a Member and shall have no further rights or powers under this Agreement. No such pledge, hypothecation, mortgage, or transfer shall constitute an event of dissolution under any provision hereunder or otherwise. The provisions of this Section 16 shall be binding upon and inure to the benefit of such lender (or agent) or transferee of such lender (or agent), as the case may be, the parties hereto, each of their respective successors and assigns and any future Members, managers or officers and each of their respective successors and assigns.

17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all controversies, rights and remedies being governed by such laws.

18. Entire Agreement. This Agreement embodies the complete agreement and understanding with respect to the subject matter herein and preempts any other prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof in any way.

19. Descriptive Headings; Interpretation; Definitions. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. The phrase “at any time” shall be deemed to be followed by the words “and on one or more occasions” and the phrase “from time to time” shall be interpreted to mean “at any time and on one or more occasions.” Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. Whenever in this Agreement the Member is required or permitted to take any action or to make a decision or determination, the Member shall take such action or make such decision or determination in its sole and absolute discretion and shall not be subject to any other or different standard. “Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company or other legal entity or governmental entity. “Capital Contributions” means the cash, property, services rendered, or a promissory note or other obligation to contribute cash or property or to perform services, which a member contributes or is deemed to contribute to the Company in its capacity as a member.

The undersigned has executed this Agreement as of the date first written above.

MEMBER:

ONEOK, INC.

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and
Executive Vice President, Investor Relations and Corporate Development

Signature Page to Limited Liability Company Agreement of Elk Merger Sub II, L.L.C.

Exhibit A

Name of Member	Limited Liability Company Interests
ONEOK, Inc.	100%
ONEOK Plaza 100 West Fifth Street Tulsa, OK 74103